Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

CAPRICOR THERAPEUTICS, INC.

Capricor Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Capricor Therapeutics, Inc.

SECOND: The original Certificate of Incorporation of the Corporation (formerly known as SMI Products, Inc. and Nile Therapeutics, Inc., respectively) was filed with the Secretary of State of the State of Delaware on January 26, 2007, a Certificate of Amendment of Certificate of Incorporation was thereafter filed with the Secretary of State of the State of Delaware on November 20, 2013 (the “Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Certificate of Incorporation amending the Certificate of Incorporation as follows:

The Certificate of Incorporation shall be amended by deleting the text of the first paragraph of Article Fourth thereof and substituting the following two paragraphs therefor.

“Effective at 5 p.m., Eastern Time, on the date of the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock (as such term is defined in the Certificate of Incorporation in effect immediately prior to the Effective Time), par value $0.001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (as defined below) (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay to the holder of any such fractional share an amount in cash equal to such fraction multiplied by the closing sale price of the Corporation’s common stock on The Nasdaq Capital Market on the trading day immediately before the date of the effectiveness of the Reverse Stock Split (as adjusted for the Reverse Stock Split). Each stock certificate representing the Old Shares immediately prior to the Effective Time shall thereafter represent that number of whole shares of Common Stock outstanding after the Effective Time into which the Old Shares represented by such certificate shall have been combined. Each holder of record of a stock certificate or certificates representing the Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split. The shares of Common Stock issued in connection with the Reverse Stock Split shall have the same rights, preferences and privileges as the Old Shares.

Immediately after the effectiveness of the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be Fifty Five Million (55,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

FOURTH: The Board of Directors of the Corporation declared the Certificate of Amendment to be advisable and directed that the Certificate of Amendment be submitted to the stockholders of the Corporation for consideration thereof.

FIFTH: That, pursuant to resolution of its Board of Directors of the Corporation, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

SIXTH: That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 222 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 4th day of June, 2019.

CAPRICOR THERAPEUTICS, INC.

By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer and Director